Exhibit 10.48

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of May 28, 2003, by and between Pharsight Corporation (the “Borrower”) and Silicon Valley Bank (“Bank”).

1.             DESCRIPTION OF EXISTING OBLIGATIONS:  Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated June 13, 2001, as amended or modified from time to time, (the “Domestic Loan Agreement”). The Domestic Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) and a Committed Term Loan in the original principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000).  Furthermore, Borrower is indebted to Bank pursuant to, among other documents, an Export-Import Bank Loan and Security Agreement, dated June 13, 2001, as may be amended from time to time (the “EXIM Loan Agreement”).  The EXIM Loan Agreement provided for, among other things, an EXIM Committed Line in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000).  The Domestic Loan Agreement and the EXIM Loan Agreement are collectively defined as the “Loan Agreements”.  Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2.             DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement.  Additionally, repayment of the EXIM Committed Line is guaranteed by the Export-Import Bank of the United States “EXIM Bank” pursuant to a master Guarantee Agreement between EXIM Bank and Bank.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”.  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.             DESCRIPTION OF CHANGE IN TERMS.

A.                                Modification(s) to Domestic Loan Agreement.

1.                                       Section 6.6 entitled “Primary Accounts: Minimum and Target Balances” is hereby amended in part to provide that Borrower agrees that it shall deposit or invest through Bank (in the sweep account or one of IPS Mutual Funds) at least two-third (2/3) of its cash and cash equivalents (as determined pursuant to GAAP and as reflected in Borrower’s monthly financial statements).

2.                                       Sub letter (a) under Section 6.2 entitled “Financial Statements, Reports, Certificates” is hereby amended in its entirety to read as follows:

(a)  Borrower will deliver to Bank:  (i) as soon as available, but no later than 30 days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than 90 days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with a an unqualified opinion of the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; (iv) board of directors’ approved budgets, sales projections or other financial information Bank request, and, in any event, within 30 days after the end of Borrower’s fiscal year.

3.                                       Sub letter (b) under Section 6.2 entitled “Financial Statements, Reports, Certificate” is hereby amended in part to also include deferred revenue schedules within 20 days after the last day of each month end.

4.                                       Sub letter (e) under Section 6.2 entitled “Financial Statements, Reports, Certificate” is hereby incorporated to read as follows:

(e) On or prior to April 30th of each year, Borrower will deliver to Bank its board of directors’ approved operating plan.

5.                                       Section 6.7 entitled “Financial Covenants” is hereby amended in its entirety to read as follows:

Borrower will maintain on the last day of each month:

(a)                 Liquidity.  Maintain Liquidity of at least twice the amount of the outstanding aggregate balance of the Term Loan Advances.

(b)                Remaining Months Liquidity.  Maintain at least six months Remaining Months Liquidity.  Remaining Months Liquidity is defined as Liquidity minus the outstanding Term Loan Advances divided by Net Cash Loss.  Net Cash Loss is defined as a trailing three months average change in cash from operations.

(c)                 Maximum Cumulative Losses.  Beginning with the month ending June 30, 2003 through the month ending May 31, 2004, Borrower’s cumulative monthly losses shall not exceed the levels forecast in its operating plan as provided and approved by Borrower’s board of directors on April 24, 2003 and as submitted to Bank on May 5, 2003 by more than 20%.  Bank may, in its discretion, reset this covenant annually no later than May 31st of each year.

7.                                       The following defined terms under Section 13.1 entitled “Definitions” are hereby amended to read as follows:

                “Committed Revolving Line” is an extension of up to $1,400,000.

                “Revolving Maturity Date” is May 27, 2004.

                B.            Modification(s) to EXIM Loan Agreement.

1.               The following defined terms under Section 13 entitled “Definitions” are hereby amended to read as follows:

                                “Exim Committed Line” is an Advance of up to $600,000.

                                “Exim Maturity Date” is May 27, 2004.

2.               Sub letters (a), (c) and (r) under the defined term “Exim Eligible Foreign Accounts” under Section 13 entitled “Definitions” are hereby amended and replaced to read as follows:

(a)          Accounts with terms of sale greater than 90 days.

(c)  Credit balances over 60 days past original invoice due date.

(r)            Accounts with open account terms with balance more than 25% concentration of total foreign Accounts, unless pre-approved by Bank.

4.             CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.             NO DEFENSES OF BORROWER.  Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

6.             PAYMENT OF LOAN FEE.  Borrower shall pay Bank a fee in the amount of Seven Thousand Dollars ($7,000) (“Domestic Loan Fee”) and Nine Thousand Dollars ($9,000) (“EXIM Loan Fee”) plus all out-of-pocket expenses.

7.             CONTINUING VALIDITY.  Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations.  Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations.  It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement.  The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8.             CONDITIONS.  The effectiveness of this Loan Modification Agreement is conditioned upon payment of the Domestic Loan Fee and EXIM Loan Fee.

                This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

PHARSIGHT CORPORATION		SILICON VALLEY BANK

By:	/s/ Charles Faas	By:	/s/ Ron Kundich
Name:	Charles Faas	Name:	Ron Kundich
Title:	Chief Financial Officer	Title:	Vice President